THE SCOTTS COMPANY

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    To Be Held March 8, 1994


          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of The Scotts Company (the "Company") will be held at the Columbus Marriott North, 6500 Doubletree Avenue, Columbus, Ohio on Tuesday, March 8, 1994, at 9:00 a.m. (Eastern Standard Time), for the following purposes:

          1. To elect nine directors to serve for the ensuing year;

          2. To ratify the selection of Coopers & Lybrand as independent auditors of the Company for the 1994 fiscal year; and

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

          The close of business on January 7, 1994, has been fixed by the Board of Directors as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during business hours from February 25, 1994 to the date of the Annual Meeting at the Company's headquarters at the address set forth below and at the law offices of Vorys, Sater, Seymour and Pease, 52 East Gay Street, Columbus, Ohio 43215.

          You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.





                                   By Order of the Board of
                                   Directors,

                                   /s/ Craig D. Walley


                                   Craig D. Walley
                                   Vice President and Secretary

The Scotts Company
14111 Scottslawn Road
Marysville Ohio  43041
January 25, 1994
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